UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-17156 (Commission File Number)	95-4172359 (I.R.S. Employer Identification Number)

  132 West 31st Street, 5th Floor, New York, NY 10001
  (Address of principal executive offices and zip code)

(212) 594-4800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       Entry into a Material Definitive Agreement.

On December 21, 2012, Merisel, Inc. (the “Company”) and its subsidiaries, Merisel Americas, Inc., Color Edge LLC, Color Edge Visual LLC, Comp 24 LLC, Crush Creative LLC, Dennis Curtin Studios, LLC, MADP, LLC, Advertising Props, Inc. and Fuel Digital, LLC (collectively, the “Subsidiaries”), entered into that certain Waiver and Amendment No. 3 to Revolving Credit and Security Agreement (the “PNC Amendment”) with PNC Bank, National Association, as a lender and as agent for the lenders (“PNC”).  Pursuant to the PNC Amendment, the Company, the Subsidiaries and PNC agreed to amend the Revolving Credit and Security Agreement, dated as of August 13, 2010 (as amended, the “PNC Facility”), to waive certain events of default arising from the Company’s failure to comply with the fixed charge coverage ratio set forth in the PNC facility and the incurrence of debt to Saints Capital Granite, L.P. (“Saints”), to amend the fixed charge coverage ratio and certain other financial covenants in the PNC Facility, and to permit the Company to borrow up to $6 million in subordinated debt from Saints subject to certain conditions.

The foregoing description of the PNC Amendment and the transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the PNC Amendment which is attached hereto as an exhibit and incorporated herein by reference.

Item 5.02.                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, the board of directors of the Company appointed Jeb Ball to serve as an Executive Vice President and the Chief Operating Officer of the Company, at an annual salary of $175,000.  Mr. Ball, age 47, joined the Company on August 1, 2012 as Vice President of Operations of the Company. Previously, Mr. Ball was an Executive Vice President of Sales and Marketing at Dynagraf Inc. from 2009 to 2012.  Prior to that Mr. Ball was President of Premier Color from 2004 to 2009 and President of United Lithograph Inc. from 2001 to 2004.

On December 31, 2012, the board of directors of the Company appointed Eric Salzman as an independent director to fill the vacancy created on the five member board of directors by the resignation of Joseph Yang in October 2012.  Mr. Salzman currently serves as the Managing Member of Sarnihaan Capital Partners LLC, a consulting firm he established to focus on special situations, restructurings and cross capital structure investments.  Mr. Salzman holds an M.B.A. from Harvard Graduate School of Business Administration and a B.A. from the University of Michigan.

Item 5.03.                       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 3, 2013, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation, as amended (the "Certificate of Amendment"), to effect an amendment to the Company's Restated Certificate of Incorporation to increase the total number of shares of Common Stock that the Company has the authority to issue from 30,000,000 shares to 80,000,000 shares. The shares of Preferred Stock the Company is authorized to issue remained the same at 1,000,000.

The foregoing description of the Certificate of Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Amendment which is attached hereto as an exhibit and incorporated herein by reference.

Item 5.07.                       Submission of Matters to a Vote of Security Holders.

The Company convened its 2012 Annual Meeting of Stockholders on December 20, 2012.  The following matters were submitted to a vote of holders of common stock at the annual meeting:

1.           Election of nominees as directors to the board of directors of the Company.  Each nominee listed below was elected for a one year term by the vote count set forth next to his name:

Nominee	Votes For	Votes Withheld
Kenneth B. Sawyer	5,418,625	227,319
Terry A. Tevis	5,417,195	228,749
Bradley J. Hoecker	5,480,670	165,274
Donald R. Uzzi	5,412,966	232,978

2.           Stockholders also voted upon and approved a proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  The vote on the proposal was as follows:

For	Against	Abstain
6,664,372	48,722	2,960

3.           Stockholders also voted upon and approved a proposal to amend the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 30,000,000 to 80,000,000.  The vote on the proposal was as follows:

For	Against	Abstain
6,179,277	429,078	107,699

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
3.1 10.1
Certificate of Amendment to Restated Certificate of Incorporation of Merisel, Inc.

Waiver and Amendment No.3 to Revolving Credit and Security Agreement, between the Company and each of its subsidiaries as Borrowers and PNC, dated December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merisel, Inc.

Date: January 4, 2012	By:	/s/ Victor L. Cisario
	Name:	Victor L. Cisario
	Title:	Chief Financial Officer